                                                                    EXHIBIT 23.4


Portfolio II


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Apartment Investment and Management Company and AIMCO Properties, L.P. for the registration of 7,777 shares of Apartment Investment and Management Company Class A Common Stock and 7,777 units of AIMCO Properties, L.P. Partnership Common Units and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the combined financial statements of VMS National Properties Joint Venture included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                            /s/ ERNST & YOUNG LLP


Greenville, South Carolina
June 12, 2002